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                                                                 EXHIBIT (8)-.3



                                  LAW OFFICES
                 [HASKELL SLAUGHTER & YOUNG, L.L.C. LETTERHEAD]


                                                    PLEASE REPLY TO: BIRMINGHAM


                                     DRAFT


                               ________ ___, 1999



The Banc Corporation
17 North 20th Street
Birmingham, Alabama 35203

         RE:  SHARE EXCHANGE AGREEMENT BY AND BETWEEN C&L BANK OF BRISTOL
              AND BRISTOL ACQUISITION CORPORATION, A WHOLLY-OWNED SUBSIDIARY OF THE BANC CORPORATION, AND JOINED IN BY C&L BANKING CORPORATION

Gentlemen:

         We have acted as counsel to The Banc Corporation, a Delaware corporation ("TBC"), in connection with the proposed merger (the "Merger") of C&L Banking Corporation, a Florida corporation (the "Company"), with and into TBC, pursuant to the terms of that certain Plan and Agreement of Merger, dated as of February 25, 1999 (the "Plan of Merger"), by and between TBC and the Company, as described in more detail in the Plan of Merger and in the Registration Statement on Form S-4 (Commission File No. 333-__________) filed by TBC with the Securities and Exchange Commission, as amended (the "Registration Statement"). We have also acted as counsel to TBC in connection with the proposed share exchange (the "Share Exchange") by shareholders of C&L Banking of Bristol, a Florida corporation owned 98.1 percent by the Company prior to the Merger (the "Bank"), of their shares of common stock in the Bank for shares of common stock in TBC immediately following the Merger, pursuant to the terms of that certain Share Exchange Agreement, dated as of February 25, 1999, by and between the Bank and Bristol Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of TBC (the "Subsidiary") (the "Share Exchange Agreement"), as described in more detail in the Share
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The Banc Corporation
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Exchange Agreement and in the Registration Statement. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Share Exchange Agreement and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of TBC, the Subsidiary and the Bank which are annexed hereto (the "Representations and Warranties").

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

         Based upon and subject to the foregoing and assuming that as of the Effective Time of the Share Exchange and following the Share Exchange there will be no acts or omissions which will violate or be inconsistent with any of the Representations and Warranties, we are of the opinion that:

                  (i) The Share Exchange will constitute a reorganization within the meaning of Section 368(a) of the Code, and TBC, the Subsidiary and the Bank will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

                  (ii) No gain or loss will be recognized by TBC, the Subsidiary or the Bank as a result of the Share Exchange;

                  (iii) No gain or loss will be recognized by a Bank shareholder who receives solely shares of TBC Common Stock in exchange for Bank Common Stock;

                  (iv) The receipt of cash by a Bank shareholder in lieu of fractional shares of TBC Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by TBC. These payments will be treated as having been received as distributions in full payment
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         in exchange for the stock redeemed as provided in Section 302(a) of the Code, provided the redemption is not essentially equivalent to a dividend;

                  (v) The tax basis of the shares of TBC Common Stock received by a Bank shareholder will be equal to the tax bases of the Bank Common Stock exchanged therefor, excluding any basis allocable to a fractional share of TBC Common Stock for which cash is received;

                  (vi) The holding period of the shares of TBC Common Stock received by a Bank shareholder will include the holding period or periods of the Bank Common Stock exchanged therefor, provided that the Bank Common Stock is held as a capital asset within the meaning of
         Section 1221 of the Code at the Effective Time of the Share Exchange;
         and

                  (vii) Where solely cash is received by a Bank shareholder in exchange for his Bank Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of his Bank Common Stock from the Bank, subject to the provisions and limitations of Section 302 of the Code.

         The Share Exchange should have no immediate federal income tax consequences to TBC stockholders.

         Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, to any party to the Share Exchange or of any transactions related to the Share Exchange or contemplated by the Share Exchange Agreement.

         This opinion is being provided solely for the use of TBC. No other person or party shall be entitled to rely on this opinion.
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The Banc Corporation
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         We hereby consent to the reference to our Firm under the heading
"Legal Matters" in the Prospectuses which form a part of the Registration Statement, and to the filing of this opinion as an Exhibit thereto.

                                    Very truly yours,

                                    HASKELL SLAUGHTER & YOUNG, L.L.C.




                                    By
                                      -----------------------------------------
                                                Ross N. Cohen